Exhibit 99.1

Contact:
Michael W. Rogers	Brooke D. Wagner
Executive Vice President and CFO	VP, Corp. Communications
(781) 861-8444	(781) 402-3410

INDEVUS ANNOUNCES MANAGEMENT CHANGES

Company Begins Process to Restore Shareholder Value Following NEBIDO® Delay

LEXINGTON, MA, June 12, 2008 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced that Glenn L. Cooper, MD, its chairman and chief executive officer is postponing his previously-announced retirement to lead the Company through the challenges it faces as a result of the recent delay in the approval of NEBIDO®.

Dr. Cooper stated, “While it was my intention to retire in September following the FDA approval of NEBIDO, it now appears the Company will have to readjust to the recent news. I feel a profound responsibility to all our stakeholders to improve the prospects of the Company as rapidly as possible and it is not an optimal time to bring a new CEO on board. I will be working closely with the Board of Directors and management as we move quickly toward a revised operating plan. Fortunately, our key products, SANCTURA XR™, VANTAS® and SUPPRELIN® LA are performing extremely well in the marketplace and we are awaiting FDA approval for VALSTAR™, another important urology product which our field force is preparing to launch. We intend to further increase our focus on growing these brands.”

The Indevus Board believes that Dr. Cooper is best positioned to deal with the current situation and is grateful that Dr. Cooper has agreed to lead this effort. His retirement agreement has been amended to provide for a new retirement date to be determined by mutual agreement between Dr. Cooper and the Board. The search for a new CEO has been placed on hold and will be reactivated at the appropriate time.

Given the delay of NEBIDO, the Company has begun a thorough review of its operating expenses and its R & D programs with the objective of rapidly aligning its cost structure to its revenue projections and R & D opportunities. When the Board has approved a revised operating plan, the Company will update its guidance for revenues and expenses. Other key Company priorities include non-dilutive finance options which include product out-license transactions and the monetization of its SANCTURA® and SANCTURA XR royalty streams and the retirement or restructuring of the Company’s convertible debt which matures in July 2009.

As part of the realignment, the Company is also announcing that Thomas F. Farb, its president and chief operating officer and Kurt Lewis, its senior vice president, sales and marketing are leaving the Company to pursue other opportunities. Mr. Lewis’ position has been filled by Nancy Bryan, vice president, global marketing, who becomes senior vice president, sales and marketing. Before joining Indevus, Ms. Bryan was senior vice president, head of commercial at Elan for the autoimmune franchise, vice president of marketing for men’s health at Bayer Pharmaceuticals and held various positions at Merck and Glaxo Wellcome.

Dr. Cooper added, “I would like to thank Tom Farb and Kurt Lewis for their service to the Company. Tom was instrumental in our acquisition of Valera Pharmaceuticals and has provided excellent leadership as president. He played a key role in preparing the Company for the launch of NEBIDO which is now delayed and will assist us with the development of a revised operating plan during the next month. Kurt has led the successful launch of SUPPRELIN LA, increased market share for VANTAS, and has been instrumental in the pre-launch planning for VALSTAR and NEBIDO. We wish Tom and Kurt all the best in their new endeavors.”

About Indevus

Indevus Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. The Company’s approved products include SANCTURA® and SANCTURA XR™ for overactive bladder, VANTAS® for advanced prostate cancer, SUPPRELIN® LA for central precocious puberty, and DELATESTRYL® to treat male hypogonadism. The Indevus development pipeline contains multiple compounds within the Company’s core therapeutic areas in addition to several partnered or partnerable programs. The most advanced compounds in development include, VALSTAR™ for bladder cancer, NEBIDO® for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, the octreotide implant for acromegaly, and a biodegradable ureteral stent used in association with the adjunctive treatment of kidney stones.

Forward Looking Statements

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA, SANCTURA XR, NEBIDO, VANTAS and SUPPRELIN LA; effectiveness of our sales force; competition and its effect on pricing, spending, third-party relationships and revenues; dependence on third parties for supplies, particularly for histrelin, manufacturing, marketing, and clinical trials; risks associated with being a manufacturer of some of our products; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR and the manufacture of NEBIDO, VANTAS, SUPPRELIN LA and VALSTAR; reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity, changes in reimbursement policies and/or rates for SANCTURA, SANCTURA XR, VANTAS, SUPPRELIN LA, DELATESTRYL and any future products; acceptance by the healthcare community of our approved products and product candidates; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA XR, NEBIDO, and VALSTAR; product liability and insurance uncertainties; risks relating to the Redux-related litigation; need for additional funds and corporate partners, including for the development of our products; history of operating losses and expectation of future losses; uncertainties relating to controls over financial reporting; difficulties in managing our growth; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; general worldwide economic conditions and related uncertainties; and other risks. Indevus undertakes no obligation to publicly update any forward- looking statement, whether as a result of new information, future events or otherwise.

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